Exhibit 21.1
List of Current NHTC Subsidiaries

Name	Country
eKaire.com, Inc.	United States (Delaware)
I Luv My Pet, Inc.	United States (Delaware)
Lexxus International, Inc.	United States (Delaware)
Lexxus International, Inc.	United States (Florida)
MarketVision Communications Corp.	United States (Delaware)
NHTC International, LLC	United States (Delaware)
NHTC Nominee Holdings, LLC	United States (Delaware)
Kaire Neutraceuticals Australia Pty. Limited	Australia
Lexxus International (SW Pacific) Pty. Ltd.	Australia
NHTC Canada Holdings Pty. Limited	Australia
Kaire Worldwide (Canada) Company	Canada
Lexxus International (Canada) Company	Canada
NHTC Holding Company	Cayman Islands
NHTC Taiwan Company	Cayman Islands
NHTC Trading Company	Cayman Islands
Lexxus International (China) Co., Ltd.	China
NHTC de Colombia Ltda.	Colombia
Lexxus International Co., Ltd.	Hong Kong
MyLexxus Personal Care International (India) Private Limited	India
PT Lexxus Indonesia	Indonesia
Natural Health Trends Japan, Inc.	Japan
LXK, Ltd.	Korea
NHTC Macau Company Limited	Macau
LXXS Marketing Sdn. Bhd.	Malaysia
Distribuidora NHTC de Mexico, S. de R.L. de C.V.	Mexico
Importadora NHTC de Mexico, S. de R.L. de C.V.	Mexico
Productos Lexxus Internacional Mexico, S.A. de C.V.	Mexico
Servicios NHTC de Mexico, S. de R.L. de C.V.	Mexico
Kaire Neutraceuticals New Zealand Limited	New Zealand
Lexxus International (NZ) Limited	New Zealand
Lexxus International Network Marketing, Inc.	Philippines
NHTC Puerto Rico LLC	Puerto Rico
KGC Networks Pte. Ltd.	Singapore
Lexxus Marketing Pte. Ltd.	Singapore
MyLexxus Europe AG (Switzerland)	Switzerland
Lexxus International Co. Ltd.	Taiwan
Lexxus Marketing (Thailand) Ltd.	Thailand